UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 20, 2005

Maverick Oil and Gas, Inc.

(Exact name of registrant as specified in its charter)

Nevada

(State or Other Jurisdiction of Incorporation)

000-50428	98-0377027
(Commission File Number)	(IRS Employer Identification Number)

888 Las Olas Boulevard, Suite 400, Fort Lauderdale, Florida 33301

(Address of Principal Executive Offices)

(954) 463-5707

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

□	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
□	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14-12)
□	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR 240.14d-2(b))
□	Pre-commencement communications pursuant to Rule 13-e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events

As reported in the Quarterly Report on Form 10-QSB of Maverick Oil and Gas, Inc. (the "Company") for the period ending May 31, 2005, the Company commenced an action on July 6, 2005 in the District Court of Dallas County, Texas against Camden Resources, Inc., Camden Oil & Gas, Inc., Louisa K. Becker, James N. Dettl, Steven K. Miller, Bryant H. Patton, Marcus W. Rhoades, Robert N. Skinner, and Yorktown Energy Partners IV, L.P. (“Defendants”). The action (the "First Litigation") sought the recovery of a $5 million earnest money deposit the Company made pursuant to that certain Stock Purchase Agreement, entered into by the parties on April 6, 2005, declaratory and injunctive relief, and damages for breaches of contract, statutory and common law fraud, and violations of the Texas Securities Act.

On August 1, 2005, certain of the defendants in the First Litigation filed a counterclaim for breach of contract and for attorneys' fees. On October 5, 2005 they filed a separate action in the District Court of Dallas County, Texas seeking recovery for breach of contract and attorneys' fees (the "Second Litigation").

The Company has entered into an agreement to settle the First Litigation and the Second Litigation. Under the terms of the settlement agreement, the Company will receive $750,000 in full satisfaction of its claims in the First Litigation and both the First Litigation and the Second Litigation will be dismissed with prejudice.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

MAVERICK OIL AND GAS, INC.
Date: November 4, 2005	By: /s/ V. Ray Harlow V. Ray Harlow, CEO